EXHIBIT 99.1

       Antigenics Reports Third Quarter 2007 Financial Results

                       Conference Call to Follow


    NEW YORK--(BUSINESS WIRE)--Nov. 1, 2007--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter ended September 30, 2007. The company incurred a net loss attributable to common stockholders of $11.5 million, or $0.25 per share, basic and diluted, for the third quarter of 2007, compared with a net loss attributable to common stockholders in the third quarter of 2006 of $11.2 million, or $0.24 per share, basic and diluted. For the nine months ended September 30, 2007, Antigenics incurred a net loss attributable to common stockholders of $30.4 million, or $0.66 per share, basic and diluted, compared with a net loss attributable to common stockholders of $40.9 million, or $0.89 per share, basic and diluted, for the comparable period in 2006.

    The company's net cash burn (cash used in operating activities plus capital expenditures, debt repayments and dividend payments) for the nine months ended September 30, 2007, and 2006, were $21.1 million and $40.5 million, respectively. Antigenics recognized revenues for the nine-month period ended September 30, 2007, of $4.7 million compared with $372,000 for the comparable period in 2006. The 2007 results reflect, among other things, the company's control of costs to maintain a low rate of cash burn, and the advancement by Antigenics' licensees of clinical development of vaccines containing Antigenics' QS-21 adjuvant. Cash, cash equivalents and short-term investments amounted to $24.9 million as of September 30, 2007.

    "We continue to focus on the regulatory approval and commercialization of Oncophage in Russia and Europe," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "The opinions we have received from a number of the world's leading experts have provided the basis for seeking approval of Oncophage in these regions utilizing the results of our Phase 3 renal cell carcinoma trial. Meanwhile, our licensees are advancing more than 20 vaccines containing QS-21, with 16 products in Phase 1 through Phase 3 development. QS-21 continues to be profitable, with more than $5 million in upfront and milestone payments received this year to date."

    Corporate Update

    Oncophage(R) (vitespen)

    -- Since the completion of data analysis of Antigenics' Phase 3 study of Oncophage in nonmetastatic renal cell carcinoma (RCC, the most common type of kidney cancer) as of the March 2007 cutoff, the company has met with numerous leading oncologists and urologists from Europe, Russia and the United States, including experts with substantial regulatory experience in Europe and Russia. Based on their input, Antigenics is continuing to execute registration strategies in both Europe and Russia.

    -- To prepare for potential product approval in Russia, Antigenics has initiated prelaunch activities, including choosing distributors and identifying sources of reimbursement. These activities are intended to assist in the company's efforts to promptly launch Oncophage and to secure reimbursement upon finalization of the approval process. According to the International Agency for Research on Cancer, there were approximately 16,329 new cases of kidney cancer in Russia in 2004, of which Antigenics estimates approximately one third meet the intermediate-risk profile.

    -- Antigenics plans to request a formal meeting with the European Agency for the Evaluation of Medicinal Products (EMEA) to discuss the potential filing of Oncophage in Europe for conditional approval. Conditional approval, a two-year-old provision, would allow commercialization of a product with postapproval commitments that include annual regulatory evaluation until these commitments are fulfilled.

    -- In September, Oncophage was named by Windhover Information as one of the top 10 licensable projects in the oncology therapeutic area. The criteria for choosing the projects were: large market, large unmet need, with increasing opportunity; history of the molecule and drug; strong science; strong company; diversity of indications; potential for new opportunities beyond initial indications; and multilevel partnering opportunities.

    -- Investigators from the Phase 3 trial of Oncophage in RCC presented data from the study at the Russian Onco-Urologist Society Meeting on October 4 in Moscow, and will also present the data at the European Multidisciplinary Meeting on Urological Cancers (EMUC) Meeting in Barcelona on November 4.

    -- Antigenics expects to submit the Phase 3 RCC data for publication in a peer-reviewed journal before the end of 2007.

    -- In October, updated data from the Phase 1/2 study of Oncophage in recurrent, high-grade glioma were presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. The data indicate that 11 out of 12 patients exceeded the historical median benchmark of 6.5 months survival from time of recurrence and that all 12 patients demonstrated a significant immune response after vaccination.

    -- Enrollment has begun in the Phase 2 portion of the glioma study, which is designed to enroll approximately 30 patients with recurrent high-grade glioma. The endpoints are overall survival and immune response to therapy. The study is being conducted at the Brain Tumor Research Center at the University of California, San Francisco, and is being funded through grants from the American Brain Tumor Association and the National Cancer Institute Special Programs of Research Excellence.

    QS-21 Stimulon(R) Adjuvant

    -- The pipeline of QS-21-containing products in development continues to advance toward commercialization. Currently there are 2 Phase 3, 10 Phase 2 and 4 Phase 1 products in clinical development by Antigenics' licensees. Over the course of the last 12 months, there have been clinical advancements with key QS-21-containing vaccines, including the previously announced initiation of a Phase 3 trial of GlaxoSmithKline's (GSK) MAGE-A3 Antigen-Specific Cancer Immunotherapeutic in non-small cell lung cancer and a Phase 2 study of Elan's Alzheimer's disease vaccine.

    -- Data from a recently published Phase 1/2 study in 214 African infants indicate that GSK's QS-21-containing RTS,S/AS02 malaria vaccine has a promising safety and tolerability profile, and reduces malaria parasite infection and clinical illness due to malaria.

    -- The Phase 1 study evaluating Acambis' ACAM-FLU-A(TM) universal influenza vaccine, which contains QS-21, is on track for data analysis around the end of 2007.

    -- QS-21 continues to be profitable, having generated more than $5 million in upfront and milestone payments this year. Antigenics supplies the product to licensees on a cost-plus basis, and licensees fund their own vaccine development programs.

    Corporate

    -- In September, the company received gross proceeds of $5 million from the sale of equity to Fletcher International Ltd. Approximately 1.6 million shares of common stock were issued at a price of $3.08 per share. Additionally, 15,250 shares of convertible preferred stock were issued to Fletcher as part of the sale. Fletcher has the option to invest up to an additional $15.25 million in connection with the conversion of its preferred stock into common stock.

    Conference Call Information

    Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
706.679.7741 (international); the access code is 19740931. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on November 15, 2007. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 19740931. The replay will also be available on the company's website approximately two hours after the live call.

    About Antigenics

    Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant used in numerous vaccines under development by Antigenics' collaborative partners. For more information, please visit www.antigenics.com.

    This press release contains forward-looking statements, including, but not limited to, statements regarding the potential clinical benefit of Oncophage in kidney cancer based on a subgroup analysis; activities and potential strategies for pursuing marketing registration for Oncophage and the potential for marketing approval or conditional approval of Oncophage in certain jurisdictions such as Russia and Europe; the presentation and publication of data; present and future clinical trials and related enrollment expectations; the advancement of products using QS-21 by Antigenics' licensees; and the profitability of QS-21 to the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities and the potential that the opinions of regulatory authorities may differ from those of the experts with whom the company has consulted; the inability to secure local distributors or reimbursement mechanisms in any jurisdiction in which Antigenics may obtain product approval; the ability to raise capital and finance future development of Oncophage; Antigenics' dependence on its collaborative partners such as GSK to successfully develop and commercialize products containing QS-21; the scientific risk associated with the development of vaccines; the competitive risk that other sources of competitive adjuvants could become available; difficulties and delays in manufacturing QS-21; and the factors described under Risk Factors of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.



         Summary Condensed Consolidated Financial Information

         Condensed Consolidated Statements of Operations Data
                (in thousands, except per share data)
                             (unaudited)

                               Three months ended  Nine months ended
                                  September 30,       September 30,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Revenue                        $    863  $    216  $  4,659  $    372

Operating expenses:
  Research and development        6,133     6,252    18,146    22,628
  General and administrative      4,580     4,740    13,311    16,023
  Restructuring costs                 -         -         -     1,374

                               --------- --------- --------- ---------
Operating loss                   (9,850)  (10,776)  (26,798)  (39,653)

Other expense, net                 (936)     (245)   (2,537)     (691)

                               --------- --------- --------- ---------
Net loss                        (10,786)  (11,021)  (29,335)  (40,344)

Dividends on convertible
 preferred stock                   (673)     (198)   (1,068)     (593)

                               --------- --------- --------- ---------
Net loss attributable to
 common stockholders           $(11,459) $(11,219) $(30,403) $(40,937)
                               ========= ========= ========= =========

Per common share data, basic
 and diluted:
  Net loss attributable to
   common stockholders         $  (0.25) $  (0.24) $  (0.66) $  (0.89)
  Weighted average number of
   common shares outstanding,
   basic and diluted             46,430    45,848    46,126    45,789


    Condensed Consolidated Balance Sheet Data
                  (in thousands)
                   (unaudited)

                               September December
                                30, 2007  31, 2006
                               --------- ---------

Cash, cash equivalents, and
 short-term investments        $ 24,864  $ 40,095
Total assets                     52,636    72,952
Total stockholders' deficit     (39,496)  (17,393)


    CONTACT: Antigenics Inc.
             Investor Relations:
             Robert Anstey, 800-962-2436
             ir@antigenics.com
             or
             Corporate Communications:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com